Exhibit 46

FOR IMMEDIATE RELEASE

Contacts:
Richard Skaare                             Dan Katcher / Judith Wilkinson
AMP Corporate Communication                Abernathy MacGregor Frank
717/592-2323                               212/371-5999

Doug Wilburne
AMP Investor Relations
717/592-4965


                        AMP ANNOUNCES "FAST" PROGRAM
                            TO ITS SHAREHOLDERS

HARRISBURG, PENNSYLVANIA (SEPTEMBER 15, 1998) - AMP Incorporated (NYSE:
AMP) today addressed shareholders with the following message that appeared in various papers around the country:

"TO ALL AMP SHAREHOLDERS:

Q:    WHAT'S NEW?
A:    AT AMP, JUST ABOUT EVERYTHING.

AMP is moving FAST -- through FOCUS, ACCOUNTABILITY, SIMPLICITY AND TIMELINESS -- with confidence in the success of our Profit Improvement Plan.

FOCUS
AMP is focused on ACHIEVING RESULTS. The implementation of AMP's Profit Improvement Plan will produce:

o SUBSTANTIAL COST SAVINGS. By 2000, AMP's Profit Improvement Plan is expected to yield $320 million in cost savings, with an expected $205 million in savings in 1999.

o INCREASED OPERATING MARGINS. As a result of these cost savings, AMP's operating income margins are expected to increase to 11% in the fourth quarter 1998, 13.5% in 1999 and 16.5% in 2000.

o IMPROVED EARNINGS OUTLOOK. Earning per share are expected to be at least $2.30 for 1999 and at least $3.00 for 2000. We believe these estimates are conservative and likely to be revised upward as further profit improvement is achieved.

ACCOUNTABILITY
AMP'S $320 million in cost savings will come from four targeted areas, each led by an experienced executive charged with the responsibility of achieving a specified portion of these cost savings.

SIMPLICITY
Under the new leadership of Bob Ripp, a take-charge, results-oriented, no-nonsense CEO, AMP's attitude and goals have been revitalized and redirected, resulting in:

o INCREASED SALES INITIATIVES. AMP is simplifying and refining ordering, pricing and delivery systems including a new pricing structure, a larger sales force and other customer-focused programs like 24-hour customer service and guaranteed shipment of more than 10,000 strategic parts within 24 hours.

o NEW MANAGEMENT SYSTEM. Direct reporting to the CEO has been cut in half from 22 to 11 executives, initiating AMP's company-wide structural transformation.

TIMELINESS
o AMP's Profit Improvement Plan is in place and already working. AMP is actively pursuing ways to accelerate the benefits of its Plan and exploring options to increase value further in the nearer term.

Because we are a NEW AMP we are a SIGNIFICANTLY MORE VALUABLE COMPANY today and will be even more so tomorrow.

AlliedSignal's offer is a blatant attempt to capture the value of the NEW AMP for AlliedSignal's own shareholders. AlliedSignal's acknowledged tactic is to pressure your overwhelmingly independent Board by threatening to graft its entire Board of Directors and most of its senior management directly onto AMP's Board.

We fully recognize that the issue often comes down to one of value. The NEW AMP is real, it has the leadership, the programs and the dedication to deliver results - FAST. The NEW AMP is a better value alternative than AlliedSignal's opportunistic, low-ball bid.

THE CHOICE IS CLEAR. CHOOSE VALUE.  DON'T TENDER.  DON'T CONSENT."




Headquartered in Harrisburg, PA, AMP is the world's leading manufacturer of electrical, electronic, fiber-optic and wireless interconnection devices and systems. The Company has 48,300 employees in 53 countries serving customers in the automotive, computer, communications, consumer, industrial and power industries. AMP sales reached $5.75 billion in 1997.

                                # # #


AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Busi-nesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and Presi-dent, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management and employees of AMP: Richard Skaare (Director, Corpo-rate Communication), Douglas Wilburne (Director, Investor Relations), Mary Rakoczy (Manager, Shareholder Services), Dorothy
J. Hiller (Assistant Manager, Shareholder Services) and Melissa E. Witsil (Communications Assistant). As of the date of this communication, none of the foregoing participants individually benefi-cially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

AMP has retained Credit Suisse First Boston Corporation ("CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisors in connection with the AlliedSignal Offer, for which CSFB and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB, DLJ and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. CSFB and DLJ are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor DLJ admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Ex-change Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either CSFB or DLJ. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan. In connection with DLJ's role as financial advisor to AMP, DLJ and the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Douglas V. Brown and Herald L. Ritch. In the normal course of its business, each of CSFB and DLJ regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB, DLJ or the associates of either of them having a net A"long" or net "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of September 1, 1998, DLJ held no shares of AMP common stock for its own account and CSFB had a net long position of 118,566 shares of AMP common stock.

This press release contains certain "forward-looking" statements which AMP believes are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and AMP is not aware of any judicial determination as to the applicability of such safe harbor to forward-looking statements made in proxy solicitation materials when there is a simultaneous tender offer. However, shareholders should be aware that any such forward-looking statements should be considered as subject to the risks and uncertainties that exist in AMP's operations and business environment which could render actual outcomes and results materially different than predicted. For a description of some of the factors or uncertainties which could cause actual results to differ, reference is made to the section entitled "Cautionary Statements for Purposes of the 'Safe Harbor'" in AMP's Annual Report on Form 10-K for the year ended December 31, 1997. In addition, the realization of the benefits anticipated from the strategic initiatives will be dependent, in part, on management's ability to execute its business plans and to motivate properly the AMP employees, whose attention may have been distracted by AlliedSignal's tender offer and whose numbers will have been reduced as a result of these initiatives.